Exhibit 5.1
Snell & Wilmer L.L.P.
Hughes Center
3883 Howard Hughes Parkway, Suite 1100
Las Vegas, NV 89169-5958
TELEPHONE: 702.784.5200
FACSIMILE: 702.784.5252

May 16, 2024

Applied Digital Corporation
3811 Turtle Creek Blvd., Suite 2100
Dallas, Texas 75219

Re:       Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as special Nevada counsel to Applied Digital Corporation, a Nevada corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated May 16, 2024 filed with the Commission pursuant to Rule 424(b) of the Securities Act Regulations ("Prospectus Supplement"), which supplements the Company's Registration Statement on Form S-3 (File No. 333-279155) which was declared effective on May 16, 2024, (such Registration Statement in the form in which it became effective is referred to herein as the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), including the base prospectus dated May 16, 2024 (together with the Prospectus Supplement, the "Prospectus"), relating to the Company’s offering, issuance and sale, from time to time, of up to 2,000,000 shares of the Company’s Series E Redeemable Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”), having an aggregate offering price of up to $50,000,000 (the “Shares”) under the terms of that certain Dealer Manager Agreement and Services Agreement, each dated May 16, 2024 and each entered into by and between Preferred Capital Securities, LLC (the “Dealer-Manager”) and the Company, and that certain Escrow Agreement, dated May 16, 2024, entered into by and among UMB Bank N A., the Dealer-Manager and the Company (collectively, the “Agreements”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Prospectus.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and exhibits thereto, including the Prospectus; (ii) the Second Amended and Restated Articles of Incorporation of the Company, as amended, as currently in effect; (iii) the Certificate of Designations, as amended through the date hereof, of Series E Preferred Stock; (iv) the Third Amended and Restated Bylaws of the Company, as amended, as currently in effect; (v) the Agreements, (vi) the Certificate of Existence with Status in Good Standing certified by the Secretary of State of the State of Nevada, dated as of April 30, 2024; and (vii) unanimous written consent of the Board of Directors of the Company relating to (A) the designation of Series E Preferred Stock and the issuance and sale of the Shares, the amendments to the Certificate of Designations of Series E Preferred Stock, (B) the specimen of Series E Preferred Stock certificate, (C) the authorization and approval of the Agreements, and (D) other related matters. For the purpose of rendering this opinion, we have made such factual and legal examinations as we deemed necessary under the circumstances, and in that connection therewith we have examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials, certificates of

Applied Digital Corporation
May 16, 2024

officers or other representatives of the Company, and other instruments and have made such inquiries as we have deemed appropriate for the purpose of rendering this opinion.

In our examination, we have assumed without independent verification the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. Our opinions are subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers or other representatives of the Company and others.

On the basis of, and in reliance on, the foregoing examination and subject to the assumptions, exceptions, qualifications and limitations contained herein, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment of the consideration set forth in the Agreement, will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Securities will be issued in compliance with all applicable state securities or blue sky laws.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated.  We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not thereby concede that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Snell & Wilmer L.L.P.

Snell & Wilmer L.L.P.